UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2015

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors

On January 8, 2015, the Board of Directors of Incyte Corporation (the “Company”) increased the number of authorized members of the Board of Directors of the Company to nine and elected Jean-Jacques Bienaimé and Paul J. Clancy members of the Board of Directors of the Company, effective January 20, 2015. Mr. Clancy was also designated as a member of the Audit Committee.

Mr. Bienaimé, age 61, has served as Chief Executive Officer and a member of the board of directors of BioMarin Pharmaceutical Inc., a biopharmaceutical company, since May 2005.  From November 2002 to April 2005, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Genencor, a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to joining Genencor, Mr. Bienaimé was Chairman, President and Chief Executive Officer of SangStat Medical Corporation, an immunology-focused biotechnology company that was later acquired by Genzyme Corporation. He became President of SangStat in 1998 and Chief Executive Officer in 1999. Prior to joining SangStat, Mr. Bienaimé held various management positions from 1992 to 1998 with Rhône-Poulenc Rorer Pharmaceuticals (now known as Sanofi-Aventis), including Senior Vice President of Corporate Marketing and Business Development, and Vice President and General Manager of the advanced therapeutic and oncology division. Mr. Bienaimé is also a director of Vital Therapies, Inc., and the Biotechnology Industry Organization.   Mr. Bienaimé was a director of InterMune, Inc. from March 2012 until its acquisition in August 2014, a director of NeurogesX, Inc. from February 2004 until June 2012, and a director of Portola Pharmaceuticals, Inc. from September 2010 until June 2014.

Mr. Clancy, age 53, has more than 20 years of experience in financial management and strategic business planning, and has served as the Executive Vice President, Finance and Chief Financial Officer of Biogen Idec Inc., a biotechnology company, since August 2007. He also served as Senior Vice President of Finance of Biogen Idec, with responsibilities for leading the treasury, tax, investor relations and business planning groups. Prior to the 2003 merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation to form Biogen Idec, Mr. Clancy was the Vice President of Portfolio Management of Biogen. He joined Biogen in 2001 as Vice President of U.S. Marketing. Before Biogen, Mr. Clancy spent 13 years at PepsiCo Inc., a food and beverage company, serving in a variety of financial and general management positions, including Vice President and General Manager of their Great West Business Unit. Mr. Clancy is also a director of Agios Pharmaceuticals, Inc.

As non-employee directors of the Company, Mr. Bienaimé and Mr. Clancy will each be entitled to receipt of the same cash and equity compensation paid by the Company to each of its non-employee directors, as described in the Company’s proxy statement for its 2014 Annual Meeting of Stockholders filed on April 23, 2014.

2015 Equity Awards

On January 8, 2015, the Management Stock Option Committee, a subcommittee of the Compensation Committee (the “Committee”) of the Board of Directors of the Company, approved equity-based incentive awards for the Company’s executive officers under the Company’s 2010 Stock Incentive Plan (the “Plan”).  Each of the Company’s executive officers was granted options to purchase shares of the Company’s common stock (“Common Stock”) and a restricted stock unit (“RSU”) award.  For each executive officer named in the table below, the value as of the grant date of the options was equal to approximately 75%, and the value as of the grant date of the RSUs was equal to approximately 25%, of the aggregate value of such options and RSUs, in each case as determined under generally accepted accounting principles consistent with the valuation of the Company’s equity incentives.

The following table sets forth information with respect to the options granted and RSUs awarded to the Company’s Chief Executive Officer, Chief Financial Officer and named executive officers under the Plan.

Name and Title	Number of Option Shares	Number of RSUs

Hervé Hoppenot President and Chief Executive Officer	89,771	12,592
David W. Gryska Executive Vice President and Chief Financial Officer	21,545	3,022
James M. Daly Executive Vice President and Chief Commercial Officer	21,545	3,022
Richard S. Levy Executive Vice President, Chief Drug Development and Medical Officer	21,545	3,022
Paula J. Swain Executive Vice President, Human Resources	21,545	3,022

The options will have an exercise price per share of $73.21, the closing price of the Common Stock on January 8, 2015.  The options become exercisable as to one-third of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month thereafter over the following two years, and have a term of seven years, subject to earlier termination in certain events relating to termination of employment.

Each RSU represents the right to acquire one share of Common Stock, and each RSU will vest in its entirety on the third anniversary of its date of grant.

In accordance with the Company’s standard form employee stock option and RSU agreements, in the event of a change in control of the Company, (i) if the successor corporation does not assume or substitute comparable awards for all outstanding employee options and RSUs, then as of the date of completion of the change in control transaction, the vesting of such options and RSUs shall be accelerated in full, and (ii) if outstanding options and RSUs are assumed or replaced by comparable awards by the successor corporation and within one year after the change in control, an equity awardee’s service as an employee is terminated without cause or due to constructive termination, then the vesting of such person’s assumed or substituted options and RSUs shall be accelerated in full.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 9, 2015

INCYTE CORPORATION

By:	/s/ Eric H. Siegel
Eric H. Siegel
Executive Vice President and
General Counsel